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                                               Filed Pursuant to Rule 424 (b)(3)
                                                     Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                    FINAL TERMS NO. 2109 DATED 26 MARCH 2009

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$2,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2010
 CURRENTLY TOTALING A$ 1,752,835,000.00 (A$ 761,374,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 20, 2004 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.   (i)    Issuer:                                       Queensland Treasury Corporation

     (ii)   Guarantor:                                    The Treasurer on behalf of the Government
                                                          of Queensland

2.          Benchmark line:                               2010

                                                          (to be consolidated and form a single
                                                          series with QTC 5.50% Global A$Bonds due
                                                          14 May 2010, ISIN US748305BF57)
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3.          Specific Currency or Currencies:              AUD ("A$")

4.   (i)    Issue price:                                  104.308 %

     (ii)   Dealers' fees and commissions paid by         No fee or commission is payable in respect
            Issuer:                                       of the issue of the bond(s) described in
                                                          these final terms (which will constitute a
                                                          "pricing supplement" for purposes of any
                                                          offers or sales in the United States or to
                                                          U.S. persons). Instead, QTC pays fees and
                                                          commissions in accordance with the
                                                          procedure described in the QTC Offshore
                                                          and Onshore Fixed Interest Distribution
                                                          Group Operational Guidelines.

5.          Specified Denominations:                      A$1,000

6.   (i)    Issue Date:                                   27 MARCH 2009

     (ii)   Record Date (date on and from which           6 May / 6 November. Security will be
            security is Ex-interest):                     ex-interest on and from 7 May / 7
                                                          November.

     (iii)  Interest Payment Dates:                       14 May / 14 November

7.          Maturity Date:                                14 May 2010

8.          Interest Basis:                               5.5 per cent Fixed Rate

9.          Redemption/Payment Basis:                     Redemption at par

10.         Change of Interest Basis or                   Not Applicable
            Redemption/Payment Basis:

11.  (i)    Status of the Bonds:                          Senior and rank pari passu with other
                                                          senior, unsecured debt obligations of QTC

     (ii)   Status of the Guarantee:                      Senior and ranks pari passu with all its
                                                          other unsecured obligations

12.         Method of distribution:                       Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note Provisions Applicable

     (i)    Rate(s) of Interest:                          5.5 per cent per annum payable
                                                          semi-annually in arrears

     (ii)   Interest Payment Date(s):                     14 May and 14 November in each year up to
                                                          and including the Maturity Date

     (iii)  Fixed Coupon Amount(s):                       A$27.50 per A$1,000 in nominal amount
            (Applicable to bonds in definitive form)

     (iv)   Determination Date(s):                        Not Applicable

     (v)    Other terms relating to the method of         None
            calculating interest for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption Amount:                      A$1,000 per bond of A$1,000 Specified
                                                          Denomination
                                                          (NB: If the Final Redemption Amount is
                                                          other than 100 per cent. of the nominal
                                                          value the bonds will be derivative
                                                          securities for the purposes of the
                                                          Prospectus Directive and the requirements
                                                          of Annex XII to the Prospectus Directive
                                                          Regulation will apply and the Issuer will
                                                          prepare and publish a supplement to the
                                                          Prospectus)

15.         Early Redemption Amount(s) payable on         Not Applicable
            redemption for taxation reasons or on event of default and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:                                Permanent Global Note not exchangeable for
                                                          Definitive Bonds

17.         Additional Financial Centre(s) or other       Not Applicable
            special provisions relating to Payment
            Dates:

18.         Talons for future Coupons or Receipts to be   No
            attached to Definitive Bonds (and dates on which such Talons mature):

19.         Other terms or special conditions:            Not Applicable

                                                          (When adding any other final terms
                                                          consideration should be given as to
                                                          whether such terms constitute "significant
                                                          new factors" and consequently trigger the
                                                          need for a supplement to the Prospectus
                                                          under Article 16 of the Prospectus
                                                          Directive)

DISTRIBUTION

20.  (i)    If syndicated, names and addresses of         Not Applicable
            Managers and underwriting commitments:

     (ii)   Date of Dealer Agreement:                     26 MARCH 2009

     (iii)  Stabilizing Manager(s) (if any):              Not Applicable

21.         If non-syndicated, name and address of        Australia and New Zealand Banking
            relevant Dealer:                              Group Ltd
                                                          530 Collins Street
                                                          Melbourne VIC 3000

22.         Whether TEFRA D or TEFRA C rules applicable   TEFRA Not Applicable
            or TEFRA rules not applicable:

23.         Non exempt Offer                              Not Applicable
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                                                          (N.B. Consider any local regulatory
                                                          requirements necessary to be fulfilled so
                                                          as to be able to make a non-exempt offer
                                                          in relevant jurisdictions. No such offer
                                                          should be made in any relevant
                                                          jurisdiction until those requirements have
                                                          been met. Non-exempt offers may only be
                                                          made into jurisdictions in which the base
                                                          prospectus (and any supplement) has been
                                                          notified/passported.)

24.         Additional selling restrictions:              Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.     LISTING AND ADMISSION TO TRADING

       (i)  Listing                                       Bourse de Luxembourg.

       (ii) Admission to trading:                         Application has been made by the Issuer
                                                          (or on its behalf) for the bonds to be
                                                          admitted to trading on the regulated
                                                          market of the Bourse de Luxembourg with
                                                          effect from the Issue Date.

                                                          (Where documenting a fungible issue need
                                                          to indicate that original securities are
                                                          already admitted to trading.)

2.          RATINGS

            Ratings:                                      The bonds to be issued have been rated:

                                                          S&P:     AA+
                                                          Moody's: AAA

                                                          An obligation rated 'AA+' by S&P has the
                                                          second highest long term credit rating
                                                          assigned by Standard & Poor's and differs
                                                          from the highest rated obligations by only
                                                          a small degree. The obligor's capacity to
                                                          meet its financial commitment on the
                                                          obligation is very strong.

                                                          Obligations rated 'AAA' by Moody's are
                                                          judged to be of the highest quality with
                                                          minimal credit risk.

                                                          A credit rating is not a recommendation to
                                                          buy, sell or hold securities and may be
                                                          revised or withdrawn by the rating agency
                                                          at any time. Each rating should be
                                                          evaluated independently of any other
                                                          rating.

                                                          (The above disclosure should reflect the
                                                          rating allocated to bonds issued under the
                                                          bond facility generally or, where the
                                                          issue has been specifically rated, that
                                                          rating.)

3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.     REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)    Reasons for the Offer:                             See "Use of Proceeds" section in the
                                                          prospectus supplement--if reasons for
                                                          offer different from making profit and/or
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                                                          hedging certain risks will need to include
                                                          those reasons here.

(ii)   Estimated net proceeds:                            Not Applicable.

                                                          (If proceeds are intended for more than
                                                          one use will need to split out and present
                                                          in order of priority. If proceeds
                                                          insufficient to fund all proposed uses
                                                          state amount and sources of other
                                                          funding.)

(iii)  Estimated total expenses:                          Not Applicable.

                                                          [Expenses are required to be broken down
                                                          into each principal intended "use" and
                                                          presented in order of priority of such
                                                          "uses".]

5.     YIELD

       Indication of yield:                               3.42%
                                                          Calculated as 7 basis points less than the
                                                          yield on the equivalent A$ Domestic Bond
                                                          issued by the Issuer under its Domestic A$
                                                          Bond Facility on the Trade Date.

                                                          The yield is calculated at the Trade Date
                                                          on the basis of the Issue Price. It is not
                                                          an indication of future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                                         US748305BF57

(ii)   Common Code:                                       21354040

(iii)  CUSIP Code:                                        748305BF5

(iv)   Any clearing system(s) other than Depositary       Not Applicable
       Trust Company, Euroclear Bank S.A./N.V. and
       Clearstream Banking, societe anonyme and the relevant identification number(s):

(v)    Delivery:                                          Delivery free of payment

(vi)   Names and addresses of additional Paying           [_____]
       Agent(s) (if any):

7.     TERMS AND CONDITIONS OF THE OFFER

(i)    Offer Price;                                       Not applicable

(ii)   [Conditions to which the offer is subject;]        Not applicable

(iii)  [Description of the application process;]

(iv)   [Details of the minimum and/or maximum amount of   Not applicable
       application;]

(v)    [Description of possibility to reduce              Not applicable
       subscriptions and manner for refunding excess amount paid by applicants;]

(vi) [Details of the method and time limits for paying Not applicable up and delivering the bonds;]
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(vii)  [Manner in and date on which results of the offer  Not applicable are to be made public;]

(viii) [Procedure for exercise of any right of            Not applicable
       pre-emption, negotiability of subscription rights and treatment of subscription rights not exercised;]

(ix)   [Categories of potential investors to which the    Not applicable
       bonds are offered and whether tranche(s) have been reserved for certain countries;]

(x)    [Process for notification to applicants of the     Not applicable
       amount allotted and the indication whether dealing may begin before notification is made;]

(xi)   [Amount of any expenses and taxes specifically     Not applicable
       charged to the subscriber or Purchaser;]

(xii)  [Name(s) and address(es), to the extent know to    None
       the Issuer, of the placers in the various countries where the offer takes place.]
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